EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-125502, 333-116141 and 333-109779 on Form S-8 and in Registration Statement No. 333-115153 on Form S-3 of our reports relating to the financial statements of Citadel Broadcasting Corporation and management’s report on the effectiveness of internal control over financial reporting dated March 14, 2006, appearing in this Annual Report on Form 10-K of Citadel Broadcasting Corporation for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP
Los Angeles, California
March 14, 2006